Exhibit 99.1

VeriChip Corporation Announces Financial Results for 2007 Second Quarter

Record revenue of $8.2 million increases 17.4% from year-earlier period

Company on track to achieve high-end of annual revenue guidance of $30-32 million

640 Registered hospitals and 158 protocol-adopted hospitals in the VeriMed system

DELRAY BEACH, FL – July 17, 2007 – VeriChip Corporation (“VeriChip” or the “Company”) (NASDAQ: CHIP), a provider of RFID systems for healthcare and patient-related needs, today reported financial results for its second quarter ended June 30, 2007.

Revenue for the second quarter of 2007 was $8.2 million compared to revenue of $7.0 million for the 2006 second quarter, an increase of 17.4% due to strong sales of the Company’s infant protection products. Net loss in the 2007 second quarter was $(2.6) million, or $(0.29) per share, compared to a net loss of $(1.2) million, or $(0.21) per share, in the 2006 second quarter. The increase in the net loss is primarily due to increased spending on the build out of the VeriMed business, increased non-cash equity compensation, increased interest expense and increased costs related to the Company becoming a public entity in the first quarter of 2007.

During the second quarter of 2007, the Company added 125 registered hospitals and 49 protocol-adopted hospitals to its VeriMed Patient Identification System network, for a total of 640 registered hospitals, 158 of which are protocol-adopted hospitals.

The Company’s adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $(0.8) million in the second quarter of 2007 compared to a loss of $(0.5) million in the second quarter of 2006, and a loss of $(1.3) million in the first quarter of 2007. The Company’s increased adjusted EBITDA loss compared to the second quarter of 2006 was primarily the result of an increase in sales and marketing expenses related to the build out of the VeriMed business. The decrease in the Company’s adjusted EBITDA loss from the first quarter of 2007 was the result of the Company completing the consolidation of its Vancouver-based operations to its facility in Ottawa and the resulting savings from that consolidation.

Revenue for the six months ended June 30, 2007 was $15.6 million compared to revenue of $13.5 million for the six months ended June 30, 2006, an increase of 15.1%. Net loss for the six months ended June 30, 2007 was $(5.9) million, or $(0.73) per share, compared to a net loss of $(2.2) million, or $(0.39) per share, for the six months ended June 30, 2006. The increase in net loss is primarily due to increased spending on the build out of the VeriMed business, non-cash equity compensation, higher research and development expenses, increased interest expense, severance and other exit costs related to the previously announced shutdown of the Company’s Vancouver facility, and increased costs related to the Company becoming a public entity in the first quarter of 2007.

The Company’s adjusted EBITDA was a loss of $(2.1) million for the six months ended June 30, 2007, compared to a loss of $(0.8) million for the six months ended June 30, 2006. The Company’s increased adjusted EBITDA loss was the result of a $0.7 million increase in sales and marketing expenses related to the build out of the VeriMed business and increased costs related to the Company becoming a public entity in the first quarter of 2007.

Scott R. Silverman, Chairman and Chief Executive Officer of VeriChip, stated, “I am very proud of the sustained, strong growth of our infant protection business, and the growth of our wander prevention business. Our team in Ottawa continues do an excellent job of securing new customers and solidifying our leading positions in these markets. Additionally, we sold two hospital asset/staff location and identification systems in the second quarter, and officially launched this product into the medical community at an industry conference in June. Within our VeriMed Patient Identification System, we now have more than 640 hospitals registered in our network, over 150 of which are protocol-adopted, and we are on track to achieve our stated goal of 800 hospital registrations and 200 protocol adoptions for the year.”

The Company ended the second quarter of 2007 with cash and cash equivalents of $10.3 million compared to $1.0 million at year-end. The Company completed its initial public offering on February 14, 2007, selling 3.1 million shares at $6.50 per share.

The highlights for the 2007 second quarter included:

•	The Company sold its 1,300th infant protection system and continues to be the leading provider of infant protection systems in North America.

•	The Company added 78 new hospitals to its VeriMed Patient Identification System network at the Emergency Department Practice Management Association’s conference in May.

•	25 Alzheimer’s patients and caregivers received the VeriMed RFID implantable microchip at the Alzheimer’s Educational Conference in June.

•	The number of hospitals enrolled in the VeriMed network increased by 24.3% from 515 at the end of the 2007 first quarter to 640 at the end of the 2007 second quarter. The number of protocol-adopted hospitals increased by 45% from 109 at the end of the 2007 first quarter to 158 at the end of the 2007 second quarter.

Business Outlook:

The Company updated its 2007 Business Outlook. It now expects to be at the high end of its previous guidance for revenue of $30-32 million.

Non-GAAP Financial Measure

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with GAAP, the Company provides adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as net loss plus the provision for income taxes, other (income) expense, interest expense, depreciation and amortization, and other non-cash items and non-recurring items as presented in the Company’s Unaudited Condensed Consolidated Statement of Operations. Adjusted EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of the Company’s operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the Company’s ability to meet cash needs. The Company believes that adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). This information has been disclosed here to permit a more complete comparative analysis of the Company’s operating performance relative to other companies. Adjusted EBITDA may not, however, be comparable in all instances to other similar types of measures.

For supplemental information to facilitate evaluation of the impact of non-cash charges, non-recurring charges, and comparisons with historical results, see the attached table showing the detailed reconciliation of results reported under GAAP to non-GAAP results for the 2007 second quarter and the 2006 second quarter.

Results Conference Call
The Company will host a conference call tomorrow for all interested parties at 9:00 a.m. EDT to discuss these results. Interested participants should call (800) 472-8309 within the United States or (706) 643-9561 internationally. Please use passcode 6559190. Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the home page of the Company’s Web site at www.verichipcorp.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from July 18 at 11:30 a.m. EDT to July 25 at 11:59 p.m. EDT. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 6559190. Alternatively, a replay can be accessed through the Media/Audio & Video link on the Company’s Web site at www.verichipcorp.com

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. VeriChip’s goal is to become the leading provider of RFID systems for people in the healthcare industry. The Company recently began marketing its VeriMed(TM) Patient Identification System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, the implantable VeriChip(TM), cleared for medical use in October 2004 by the United States Food and Drug Administration.

VeriChip Corporation is majority-owned by Applied Digital Solutions, Inc. (NASDAQ: ADSX), which also owns a majority position in Digital Angel Corporation (AMEX: DOC). For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations for year-end earnings, strong revenue growth of our healthcare security products, continued strengthening of our VeriMed infrastructure, success of the Company’s marketing and sales initiative, including new third-party partnerships, and expected growth in sales, earnings and improvement in gross margins. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumption. Among the important factors that could actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy; our expectation that we will incur losses, on a consolidated basis, for the foreseeable future; the relative maturity in the United States and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry’s adoption of RFID asset/staff location and identification systems; the relative degree of market acceptance of our zonal, or cell ID, active RFID systems compared to competing technologies, such as lower power Ultra Wide Band-based location technologies; uncertainty as to whether we will be able to increase our sales of infant protection and wander prevention systems outside of North America; our reliance on third-party dealers to successfully market and sell our products; uncertainty as to whether a market for our VeriMed system will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems; and market acceptance of our VeriMed system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it, in fact, occurs. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on April 2, 2007, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
VeriChip Corporation

Allison Tomek
561-805-8000
atomek@adsx.com

CEOcast

Dan Schustack
212-732-4300